Exhibit 3.54

Maryland Department of Assessments and Taxation
Charter Division
LIMITED LIABILITY COMPANY REGISTRATION
(For non-Maryland Limited Liability Company)

(Filing fee $100)

This document must be accompanied by written proof of existence from the home state, equivalent of a Certificate of Good Standing.

1.	Full legal name in home jurisdiction:	Urban One Entertainment SPV, LLC

2.	Name it will use in Maryland if different from above:

(Must include “Limited Liability Company” or “LLC”)

3.	State of Formation:	Delaware

4.	Date of Formation:	10/4/2018

5.	Principal Office Address:	1010 Wayne Avenue, 14th Flr., Silver Spring, MD 20910

6.	Nature of Business in Maryland:	Holding company for investment and any other lawful purpose

7.	Name and Address (No P.O. Boxes) of Resident Agent for Service of Process in Maryland: CSC-Lawyers Incorporating Service Company 7 St. Paul Street, Suite 820, Baltimore, MD 21202
If no Resident Agent in Maryland is named or if the Agent cannot be found or served, this Department is appointed as Resident Agent of this Limited Liability Company.

Has this Limited Liability Company done business in Maryland prior to this registration? Yes ☐ No ☒ (If yes, an additional $200 penalty must accompany this registration)

(Signed: Authorized Person)

I hereby consent to my designation in this document as resident agent for this Limited Liability Company.

(Signed: Resident Agent)

Revised: June 2018

Maryland State Department of Assessments & Taxation	301 West Preston Street, Baltimore, Maryland 21201-2395